UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                         SCHEDULE 14A INFORMATION
                              _______________
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material  Pursuant  to  Section  240.14a-11(c)  or  Section
     240.14a-12


                             PACER TECHNOLOGY
             (Name of Registrant as Specified in its Charter)

                 PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE

   (Name of Person Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on  table below per Exchange Act Rules 14a-6(i)(1) and 0-
     11.
     (1)  Title of each  class  of  securities  to  which  the  transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4)  Proposed maximum aggregate value of the transaction:
     (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
     was paid  previously.   Identify  the  previous filing by registration
     statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                 PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE


Dear Fellow Shareholder:

     You have received the additional soliciting materials by the current Pacer Board of Directors. We hope that you share the disappointment of the Pacer Technology Shareholder's Committee (the "Committee") in the tone and content of the statements made by the Board. Rather than engage in personal attacks, the Committee, in its proxy materials, focused on what is most important to the SHAREHOLDERS of Pacer: the continued disappointing performance of Pacer's stock and the failure of the Board to provide management with a meaningful and appropriate direction and strategy to enhance the value of Pacer and its stock.

     However, rather than refute the Committee's contentions with facts, the Board chose instead to counter with statements about current management's performance and with AD HOMINEM attacks against the members of the Committee which are utterly devoid of factual support. This is the very reason the Committee is seeking to oust the current Board and replace it with responsible and mature businessmen. Not only is this a pathetic attempt by the Board to preserve the status quo, but the information presented in the proxy materials is factually incorrect.

               PACER SHAREHOLDERS DESERVE TO KNOW THE TRUTH!

     Pacer shareholders are entitled to more than simply the Board's self-serving, unsubstantiated allegations; they are entitled to know the Committee's contentions and, more importantly, the facts:

THE COMMITTEE DOES NOT PLAN TO REPLACE MANAGEMENT.

THE BOARD SAYS: The Board alleges that Mr. Tirman has threatened "to fire Pacer's new management team" and replace them with fellow Committee members, Messrs. Munn, Bloom, and Cavazos.

THE TRUTH: On numerous occasions, Mr. Tirman has stated to both the Board and current management that he has no intention of replacing Pacer's new management team. Furthermore, nowhere in the Committee's proxy materials are such statements made. Rather, the Committee has stated in its proxy materials that it "believes that the directors and CERTAIN members of management of the Company need to be replaced" and that the Committee intends to "[r]etain most current members of senior management." The Committee's proxy materials also make it clear that Messrs. Munn, Bloom and Cavazos will have no managerial role with Pacer, other than the service by Messrs. Munn and Bloom on the Board, if elected as Committee Nominees. Of course, some changes among current management may be necessary in order to maximize shareholder value, but to allege that the Committee intends to "clean house" is patently untrue.

MESSRS. TIRMAN AND MERRIMAN DID NOT MISLEAD THE BOARD REGARDING THEIR PROPOSED PROXY CONTEST.

THE BOARD SAYS: The Board further alleges that Messrs. Tirman and Merriman "intentionally misle[d] us into believing that they would be supporting the re-election of all of the incumbent directors." The Board also claims that Mr. Tirman "lied to us to hide the fact that he was planing [sic] to initiate a proxy contest in connection with the Annual Meeting."

THE TRUTH:      Once again, the Board  provides  no factual support for its
allegations. . . . . simply because there is not any.   MR.  TIRMAN AND MR.
MERRIMAN DID NOT LIE TO THE BOARD REGARDING ANY MATTER. Furthermore, Mr. Tirman and Mr. Merriman were not provided a copy of Pacer's (i.e., the Board's) proxy statement before it was filed with the SEC and mailed to shareholders, nor were they asked or did they consent to being named as Board nominees therein. Rather than setting forth a substantive contention worthy of consideration by Pacer shareholders, it is apparent that if the Board feels that an unsubstantiated allegation that a Pacer shareholder (Mr. Tirman) is lying will help deflect attention from what is most important in the minds of Pacer shareholders (the performance of Pacer stock), it will not hesitate to do so.

MANAGEMENT'S NOMINEES OWN LESS THAN 1.5% OF THE OUTSTANDING PACER STOCK AND CHAIRMAN HOCKIN OWNS NO PACER STOCK!

THE BOARD SAYS: The Board also alleges that two of the Committee's nominees (Messrs. Barnes and Ballard) who own no Pacer stock have "no financial stake in our Company and therefore have nothing in common with the shareholders."

THE TRUTH: The fact that Mr. Barnes and Mr. Ballard are genuine "outside" directors with no preexisting ties to Pacer was one of the reasons the Committee asked them to join the Committee's slate of nominees. Stock ownership is not a requirement for serving as a director under either Pacer's bylaws or California law. Furthermore, it is commonplace for new "outside" directors not to own any stock in their corporation at the time of their appointment.

However, if a Board nominee's lack of a "financial stake" is material, then why does the Board fail to disclose in its soliciting materials that of its four nominees, two (Messrs. Hockin and Reynolds) own NO stock in Pacer (other than in the form of stock options) and the other two (Messrs. Hathaway and Nightingale) own, respectively, a mere 100,000 and 113,278 shares of Pacer stock (again, other than in the form of stock options)? Furthermore, why does the Board also fail to disclose that Mr. Hathaway did not own any Pacer stock at the time of his appointment and did not acquire any stock in Pacer until 1995, some ten years after his appointment to the Board, and then only through the exercise of special stock options granted to him by the Board?

ACCORDING TO THE COMPANY'S PROXY STATEMENT, YOUR CURRENT BOARD OF DIRECTORS (OTHER THAN MESSRS. TIRMAN AND MERRIMAN) HOLD IN THE AGGREGATE 2,766,033 SHARES OF THE COMPANY'S COMMON STOCK, OF WHICH AN AGGREGATE OF 1,900,000 SHARES ARE HELD IN THE FORM OF STOCK OPTIONS GRANTED TO THE DIRECTORS, AND AN AGGREGATE OF 652,755 SHARES ARE HELD IN AN EMPLOYEE BENEFIT TRUST, FOR WHICH CERTAIN DIRECTORS SERVE AS TRUSTEES, LEAVING AN AGGREGATE OF 213,278 SHARES (OR APPROXIMATELY 1.3% OF THE OUTSTANDING COMMON STOCK) HELD DIRECTLY BY THE DIRECTORS.

BY CONTRAST, MESSRS. TIRMAN AND MERRIMAN OWN AN AGGREGATE OF 1,410,000 SHARES (OR APPROXIMATELY 8.4% OF THE OUTSTANDING COMMON STOCK), ALL OF WHICH WAS PURCHASED ON THE OPEN MARKET BY THESE TWO GENTLEMEN OVER THE LAST TWO YEARS AND MESSRS. MUNN AND BLOOM OWN AN AGGREGATE OF 771,586 SHARES (OR APPROXIMATELY 4.6% OF THE OUTSTANDING COMMON STOCK).

THE CURRENT BOARD'S PERFORMANCE RECORD?  YOU DECIDE!

THE BOARD SAYS: The Board also contends that the Committee's proxy materials "distort and misrepresent [the current Board's] record as directors."

THE TRUTH:       The  fact  that Pacer's stock price is down 11% since mid-
1994, and has been "flat" for the entire decade, is indisputable, and the Board offers no evidence to suggest otherwise.

THE BOARD HAS GRANTED THEMSELVES AN AGGREGATE  OF  1,900,000  OPTIONS SINCE
1995!

THE BOARD SAYS: The Board labels as "misleading" the Committee's assertions with regard to the grant of warrants and options to Pacer directors.

THE TRUTH: While the Board's statements about the warrants granted to three Pacer directors in the mid-1980s in return for their guarantees of "bridge loans" are correct, once again, the Board is telling only PART of the story. What the Board fails to disclose to Pacer shareholders, among other things, are the options and loans granted to Chairman Hockin, namely
(1) the grant in 1995 to Chairman Hockin of 1,300,000 options; and (2) the 1994 loan of $367,625 to Chairman Hockin at a favorable interest rate so as to enable him to exercise options to purchase Pacer shares for $.63 per share while Pacer stock was trading at $1.31 per share. In total, the Board has granted itself, since 1995, a staggering 1,900,000 options, which equates to an astounding "director option overhang" of 13% of Pacer's outstanding stock.

Once again, the Pacer shareholders are done a great disservice when the Board charged with faithfully representing them chooses to "spin" the truth to further its own interests and withhold critical information, rather than simply disclosing all material facts and allowing the shareholders to decide how their company should be run and who should run it.

MR. TIRMAN'S NUMEROUS EFFORTS TO IMPROVE SHAREHOLDER VALUE.

THE BOARD SAYS: Mr. Tirman's performance record as a Pacer director is also attacked by the Board. The Board alleges that Mr. Tirman has not "proposed a single concrete initiative that might lead to improved profitability or increases in our share price."

THE TRUTH: What the Board conveniently fails to disclose is that Mr. Tirman has, in fact, proposed and been involved in a number of key developments at Pacer, including, but not limited to 1) the recruitment of six different potential buyers for various Pacer product lines; 2) the obtaining of a $10,000,000 firm bid for a division that Pacer had purchased for $4,000,000 a mere nine months prior; and 3) the "re-recruitment" of one of Pacer's largest customers which had ceased doing business with Pacer due to poor product quality and poor delivery record and which has generated in excess of $3 million in sales for Pacer.

THE BOARD FAILED TO PURSUE A $1.95 OFFER FOR PACER.

THE BOARD SAYS: The Board labels as "false and misleading" the Committee's contention that the Board "summarily rejected" a $1.95 per share offer for all of Pacer's stock in 1998 when it was trading at approximately $1.25 to $1.35 per share. The Board contends that it had previously reached an agreement with a prospective buyer which would have paid Pacer shareholders $2.15 per share; however, before a definitive agreement could be finalized, the Board contends that the buyer "unilaterally reneged" on the offer.

THE TRUTH: The Committee does not dispute that an offer of $2.15 per share was in fact made; however, the Committee objects to the Board's contention that the deal fell through because the buyer "unilaterally reneged." Rather, it was in fact the Board, through its indecisiveness and lack of ability to take the proper steps to close the deal, that caused the deal not to be consummated. Furthermore, it was these factors, and the Board's negotiating tactics, which essentially drove the buyer from the negotiating table. Mr. Tirman, at the request of the Board, brought the buyer back to the negotiating table and, subsequently, an offer of $1.95 per share was made but later rejected by the Board, according to the Board, because the price was "no higher than the liquidation value of [Pacer] shares" and because "the buyer was structuring the transaction so as to permit
[Messrs.]  Munn,  Bloom  and   Cavazos. . . . . to  retain  shares  in  the
Company."

The Board dispenses another "half-truth" to Pacer shareholders by implying that the $1.95 per share offer was somehow NOT FAIR to Pacer shareholders, yet failing to provide any support for its contention other than to state that the offer was no higher than the "comment" made by an independent valuation firm that the $1.95 per share offer was "probably less" than the "liquidation value" of Pacer. The Board does not explain how a substantial premium to its shareholders, which had endured years of flat or declining share performance, would have been "unfair." In fact, had the Board not dragged its feet and simply accepted this more-than-fair offer, Pacer shareholders would have received a premium of between 48% and 56% per share. For an explanation of why the Board may have been less than enthusiastic about this offer, see "The Swander Pace Deal" below. Rather than address and explain this inexcusable failure to act, the Board has chosen instead to hide behind some "comments" about the "liquidation value" of Pacer, when in fact, the Board's solicitation materials themselves indicate that no liquidation analysis was ever conducted.

And like many of the other statements made by the Board in its soliciting materials, the allegation that the proposed deal was structured to retain Messrs. Munn, Bloom, and Cavazos as Pacer shareholders is not substantiated by the Board. The proposed buyer was a financial investor and, as is customary in sales to financial buyers, the Company's management employees, including Messrs. Munn, Bloom and Cavazos, were given the option of retaining their financial interests in and positions with the Company upon consummation of the transaction. The Committee is unaware of any disabling conflict of interest that existed solely because of this fact.

THE COMMITTEE DID NOT ENGAGE IN "GREENMAIL" OF PACER.

THE BOARD SAYS: The Board accuses Mr. Tirman of being a greenmailer and tells the Pacer shareholders that he was "prepared to sell you out if the price [was] right for him personally."

THE TRUTH:     What  the  Board  fails  to  disclose  to  you,   the  Pacer
Shareholders, is that it was Chairman of the Board John Hockin who approached Mr. Tirman and suggested the use of corporate assets to make Mr. Tirman go away and to preserve the status quo at Pacer, which Mr. Tirman flatly rejected.

The Board also fails to disclose that, earlier this year, there were members of the Board, namely Chairman Hockin and Messrs. Hathaway and Reynolds, who sought to sell their shares to an outside party for $2.25 per share, transfer control of Pacer and not share the "sale of control premium" with other Pacer shareholders. Furthermore, Chairman Hockin, in an attempt to share his good fortune with family and friends, also sought to have the shares held by his father and three friends sold for $1.70 per share. See "The Star Nails Deal" below.


       THE BOARD IS TRYING TO SELL YOU, THE PACER SHAREHOLDER, OUT!

     By law, the Board owes the duties of ABSOLUTE good faith, loyalty, trust, and FULL disclosure to its shareholders. Furthermore, the members of the Board should not betray the trust of the shareholders they serve and abuse their fiduciary position for personal financial gain by taking advantage of an opportunity not made available to ALL Pacer shareholders. Nevertheless, the Board, led by Chairman Hockin and, acting through Mr. Reynolds, attempted to do just that on TWO SEPARATE OCCASIONS.

THE SWANDER PACE DEAL.

     In the Summer 1998, Swander Pace Capital expressed an interest in consummating an all-cash purchase of the shares of Pacer. The Board was agreeable to sell to Swander Pace provided that, as stated by Mr. Reynolds himself in a letter dated August 26, 1998, a copy of which is attached to this letter as Appendix A, (i) a select group of shareholders, namely the members of the Board, would receive an advantageous price situation through the reduction of the option exercise price to $.01 for their options to purchase Pacer stock; and (ii) the directors' loans used to exercise and sell options would be forgiven.

The Committee understands that the Board's request was rejected by Swander Pace and that this rejection had a significant effect on the Board's "dragging its feet" as disclosed above.

THE STAR NAILS DEAL.

     Not to be discouraged by this setback, as discussed in Mr. Reynolds' memo dated February 16, 1999, a copy of which is attached to this letter as Appendix B, the Board, in the Spring 1999 attempted to negotiate a deal with Tony Cuccio, President of Star Nails, Inc., whereby Mr. Cuccio would
(i) purchase the Pacer shares and options held by a select group, including Board members Hockin, Reynolds, and Hathaway, for $2.25 per share; and (ii) purchase the Pacer shares held by a second select group, including Chairman Hockin's father and three friends, for $1.70 per share. The Board did not offer this deal to any other Pacer shareholders, but only to those persons fortunate enough to be a part of the Board's "inner circle." As indicated in this same letter, Mr. Tirman was offered the opportunity to participate, but declined Mr. Reynolds' offer because he did not believe such a sale should be pursued.

     The Board chose not to disclose either set of negotiations in either its SEC filings or its solicitation materials in spite of the fact that a Pacer shareholder would likely view such information as MATERIAL in evaluating his or her investment in Pacer and in determining whether to vote for the Board. Furthermore, the Board, knowing full well that it had unsuccessfully attempted to "sell out" its shareholders on TWO SEPARATE OCCASIONS, has the audacity to accuse Mr. Tirman of being a "greenmailer"!


     DO NOT SIGN  ANY  PROXY  SENT  TO YOU BY THE PACER TECHNOLOGY BOARD OF
DIRECTORS!

                                 IMPORTANT

     At the Annual Meeting, the Committee seeks to elect the six Committee Nominees as Directors of the Company.

     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. THE COMMITTEE URGES YOU TO MARK, SIGN, DATE AND RETURN THE GREEN PROXY CARD TO VOTE FOR ELECTION OF THE COMMITTEE NOMINEES.

     A VOTE FOR THE COMMITTEE NOMINEES WILL ENABLE YOU-AS THE OWNERS OF THE COMPANY-TO ELECT DIRECTORS WHO POSSESS THE MANAGERIAL AND RELATIONSHIP SKILLS NECESSARY TO IMPROVE THE COMPANY'S FINANCIAL AND OPERATIONAL PERFORMANCE AND INCREASE SHAREHOLDER VALUE.

     THE COMMITTEE URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY. If you have already done so, you may revoke your proxy by delivering a written notice of revocation or a later dated proxy for the Annual Meeting to D.F. King & Co., Inc., or to the Secretary of Pacer Technology or by voting in person at the Annual Meeting. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

     If your Shares are registered in your own name, please mark, sign and date the GREEN proxy card and return it to the Pacer Technology Shareholder's Committee, c/o D.F. King & Co., Inc. in the envelope provided in time to be voted at the Annual Meeting. If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such Pacer shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GREEN proxy card. The Committee urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to D.F. King & Co., Inc. at the address indicated below:


                           D.F. KING & CO., INC.
                              77 WATER STREET
                         NEW YORK, NEW YORK  10005
                       CALL TOLL-FREE (800) 207-2872
               BROKERS AND BANKS, PLEASE CALL (212) 269-5550



     PLEASE INDICATE YOUR SUPPORT OF THE PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE BY COMPLETING, SIGNING AND DATING THE GREEN PROXY CARD AND RETURNING IT PROMPTLY TO D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.


         CERTAIN INFORMATION CONCERNING PARTICIPANTS AND NOMINEES

The following is a list of the names and stock holdings of the persons and entities who may be deemed to be "participants" in the Committee's solicitation with respect to Pacer's annual meeting: D. Jonathan Merriman, the managing director and head of the Equity Capital Markets Group of a San Francisco, California-based investment banking firm, a current director of Pacer, and a nominee of the Committee (150,000 shares); Geoffrey Tirman, a current director of Pacer, a nominee of the Committee, and the President of Talisman Capital Opportunity Fund, Ltd. (10,000 shares); James T. Munn, a nominee of the Committee and the former President and Chief Executive Officer of Pacer (578,752 shares); Howard J. Bloom, a private investor, a nominee of the Committee, and a former Vice President of Pacer (192,834 shares); Roberto J. Cavazos, Jr., a private investor and the former Chief Financial Officer of Pacer (66,822 shares); The Miller Family Partnership, a Florida partnership organized to hold investments for the Miller family (589,752 shares); Mac Van Horn, chairman of a private investment corporation (85,000 shares); and Talisman Capital Opportunity Fund, Ltd., whose principal business is investment in the securities of private and public companies (1,250,000 shares). Collectively, the participants in the Committee hold 2,923,160 shares, or approximately 17.4%, of the outstanding Pacer common stock. The other two nominees of the Committee, Allen D. Barnes, the President and Chief Executive Officer of PAC ONE, Inc., a flexible packaging manufacturer, and Claude M. Ballard, a shareholder and senior consultant with Goldman, Sachs & Company, do not hold shares of Pacer stock.



                         THE PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE


Little Rock, Arkansas
November 5, 1999





                           IF YOU HAVE ANY QUESTIONS
              OR NEED ASSISTANCE PLEASE CALL OUR PROXY SOLICITOR:

                             D.F. KING & CO., INC.
                                77 WATER ST.
                             NEW YORK, NY 10005
                              1-(800)207-2872

                                                                 APPENDIX A

                          REYNOLDS & JENSEN, LLP
                             Attorneys at Law
                           3233 Arlington Avenue
                                 Suite 203
                        Riverside, California 92506
                                   ____
 Larry K. Reynolds
Christopher G. Jensen
       ____               TELEPHONE (909)787-9400
                         TELECOPIER (909)682-7312

                              August 26, 1998

VIA TELECOPIER (415) 477-8510

J. B. Handley, Managing Director
SWANDER PACE CAPITAL
345 California Street, Suite 2500
San Francisco, CA 94104

Re:  Cash Purchase of Shares
     PACER TECHNOLOGY
     Our File No. 2145-151

Dear Mr. Handley:

     Thank you for your fax letter dated August 24, 1998. Some members of the Board of Directors are unavailable today for discussion and therefore a Board resolution authorizing a firm counter proposal cannot be immediately made. However, based on informal discussions, it is believed that the Board would be receptive to an all cash deal at $2.15 per share so long as the following items are included:

(a) The Board would deliver the controlling block of stock and the options associated therewith would have their strike price reduced to $.01
     (1c); and

(b)  Miscellaneous Directors' loans would be forgiven.

     Although this letter is based upon my perception as corporate counsel to Pacer and is not binding, it does indicate what I believe would be agreeable to the Board of Directors. If you could respond to the above two items by the close of business today, then a complete picture can be presented to the Board in a telephonic meeting to be held Thursday or Friday (at the latest), with a response to your proposal occuring shortly thereafter.

     I look forward to hearing from you.

                                   Very truly yours,

                                   /s/ Larry K. Reynolds
                                   LARRY K. REYNOLDS
LKR:cam

                                                                 APPENDIX B

                          REYNOLDS & JENSEN, LLP
                             Attorneys at Law
                           3233 Arlington Avenue
                                 Suite 203
                        Riverside, California 92506
                                   ____

                          TELEPHONE (909)787-9400
                         TELECOPIER (909)682-7312

                          FACSIMILE COVER LETTER


Date:          February 16, 1999

From:          Larry K. Reynolds

Please deliver the following pages to:

Name:          Tony Cuccio, President

Company:       Star Nails

Fax No.:       (805) 257-5856

Re:            Possible Sale of Block of Pacer Stock/Options


MESSAGE: Accompanying please find spreadsheet which shows the block of stock we have been talking about. Because of tax consequences, any deal would have to be done in such a way that the options are sold to you and exercised by you immediately. I have indicated a price of $2.25 for the stock and options relative to the Board Members who, at this time, are willing to sell. The rest of the shares are indicated at a price of $1.70. I have included as a possibility only, the sale of a large block of stock (962,500 shares) but we have not spoken with Mr. Tirman as to whether he is willing to come out at $1.70. Keep in mind that upon exercise of the options, $1,887,500 will go to Pacer. As of the record date for the last annual meeting of shareholders, there was a total of 15,864,975 shares outstanding which means that if this is still the correct number there would be a total of 17,764,975 shares outstanding after exercise of the options of which you could own as many as 5,178,650 shares (over 29%). Please review the accompanying and call me at work (909) 787-9400 or home
               (909) 683-2841 to discuss.

Total number of pages, including cover letter:  2

If you do not receive all pages, please call (909) 787-9400 as soon as possible.

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